Exhibit 99.1

The Bon-Ton Stores, Inc. Announces First Quarter Fiscal 2011 Results

~Net Loss of $2.01 Per Share, Including a Charge of $0.53 Per Share for Loss on Extinguishment of Debt~

~Company Revises Guidance Range for Fiscal 2011~

YORK, Pa.--(BUSINESS WIRE)--May 19, 2011--The Bon-Ton Stores, Inc. (NASDAQ: BONT) today reported results for the first quarter of fiscal 2011 ended April 30, 2011.

First Quarter Highlights

  Comparable store sales decreased 1.2%.
  Gross margin rate was 35.5% of net sales compared with 37.4% in the prior year period.
  Operating loss totaled $2.5 million, compared with operating income of $5.6 million in the first quarter of fiscal 2010.
  The Company recorded a $9.5 million loss on extinguishment of debt for fees associated with the voluntary prepayment of the Company’s second lien term loan and the amendment and restatement of its revolving credit facility agreement.
  EBITDA was $23.2 million, compared with $33.0 million in the same period of fiscal 2010. EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, including amortization of lease-related interests, and the loss on the extinguishment of debt. EBITDA is not a measure recognized under generally accepted accounting principles (see Note 1).
  Net loss totaled $36.0 million, or $2.01 per diluted share, compared with a net loss of $23.5 million, or $1.33 per diluted share, for the first quarter of fiscal 2010. The first quarter of fiscal 2011 includes a charge of $0.53 per diluted share associated with the prepayment of the second lien term loan and the refinancing of the revolving credit facility.

Comments

Bud Bergren, President and Chief Executive Officer, commented, “As we stated in our April sales release, our first quarter was a challenging period for us. Our markets, which are located in northern states, experienced unseasonably cold and wet weather, which we believe negatively impacted sales of seasonal apparel. When we saw the seasonal apparel not selling at the projected rate, we responded by taking markdowns and making adjustments to our merchandise assortment to better align with customer preferences. The weather has recently become more seasonable, and we are pleased with our recent sales performance.”

Mr. Bergren continued, “Looking ahead, we are comfortable with our current inventory levels and believe the merchandise initiatives we have in place will generate improved performance as we enter the summer season and our apparel assortments change going into fall. We believe we are well positioned to achieve profitable long-term sales growth.”

Sales

First quarter of fiscal 2011 comparable store sales decreased 1.2%. First quarter of fiscal 2011 total sales decreased 1.7% to $649.9 million, compared with $661.4 million for the same period last year.

Other Income

Other income in the first quarter of fiscal 2011 was $14.6 million, compared with $13.8 million in the first quarter of fiscal 2010.

Gross Margin

In the first quarter of fiscal 2011, gross margin dollars decreased $16.4 million to $230.6 million, compared with $247.0 million in the first quarter of fiscal 2010. The gross margin rate for the first quarter of fiscal 2011 decreased to 35.5% of net sales from 37.4% of net sales in the first quarter of fiscal 2010, primarily reflecting increased net markdowns due to acceleration of our markdown cadence to address slower selling spring merchandise, and increased delivery costs.

Selling, General and Administrative Expenses (“SG&A”)

SG&A expenses decreased $5.9 million to $222.0 million in the first quarter of fiscal 2011, compared with $227.9 million in the first quarter of fiscal 2010, primarily due to cost control efforts and reduced incentive compensation accruals. The SG&A expense rate for the first quarter of fiscal 2011 decreased to 34.2% of net sales, compared with 34.5% in the prior year period.

EBITDA

EBITDA decreased $9.8 million in the first quarter of fiscal 2011 to $23.2 million, compared with $33.0 million in the first quarter of fiscal 2010. EBITDA is not a measure recognized under generally accepted accounting principles. (See Note 1.)

Depreciation and Amortization / Amortization of Lease-related Interests

Depreciation and amortization expense, including amortization of lease-related interests, decreased $1.7 million to $25.7 million in the first quarter of fiscal 2011, compared with $27.4 million in the first quarter of fiscal 2010.

Interest Expense, Net

In the first quarter of fiscal 2011, interest expense, net, decreased $5.2 million to $23.3 million, compared with $28.5 million in the first quarter of fiscal 2010. The decrease reflects lower interest rates as a result of the Company’s prepayment of the second lien term loan and the amendments to its revolving credit facility and lower borrowings.

Loss on Extinguishment of Debt

The Company recorded a $9.5 million loss on extinguishment of debt for fees associated with the voluntary prepayment of the second lien term loan and the amendment and restatement of the revolving credit facility agreement.

Income Tax Provision

An income tax provision of $0.7 million was recorded in the first quarter of fiscal 2011, compared with a $0.6 million income tax provision in the prior year period.

Guidance

Keith Plowman, Executive Vice President and Chief Financial Officer, stated, “Our excess borrowing capacity under our revolving credit facility at the end of the first quarter of fiscal 2011 was $411 million. Our revised fiscal 2011 guidance for EBITDA is a range of $235 million to $245 million and for income per diluted share is a range of $1.00 to $1.25. Additionally, our estimate for cash flow (see Note 2) is a range of $45 million to $50 million, which we believe will permit us to manage and reduce our debt levels. Assumptions reflected in our revised full-year guidance include the following:

  Comparable store sales in a range of a 1.0% to 2.5% increase;
  Gross margin rate down 50 to 70 basis points from fiscal 2010;
  SG&A expense as a percent of sales flat with, or slightly below, fiscal 2010;
  Effective tax rate of 38%;
  Capital expenditures not to exceed $80 million, net of external contributions; and
  Estimated 19.5 million to 20.0 million average shares outstanding.”

  Note: The provided guidance does not reflect the potential income tax benefit of reducing the valuation allowance currently recorded for deferred tax assets. If the Company achieves results within the provided fiscal 2011 earnings per share guidance range, a favorable adjustment to the valuation allowance on deferred tax assets is expected.

Conference Call Details

The Company’s quarterly conference call to discuss first quarter results will be broadcast live today at 10:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 548-7906 at 9:55 a.m. Eastern time. A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Thursday, June 2, 2011. The number to call for the taped replay is (877) 870-5176 and the conference PIN is 1077953. The conference call will also be broadcast on the Company’s website at http://investors.bonton.com. An online archive of the webcast will be available within two hours of the conclusion of the call and will remain available through Thursday, June 2, 2011.

About The Bon-Ton Stores, Inc.

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 275 department stores, which includes 11 furniture galleries, in 23 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger’s and Younkers nameplates and, in the Detroit, Michigan area, under the Parisian nameplate. The stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

Cautionary Note Regarding Forward-Looking Statements

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company, including the potential write-down of the current valuation of intangible assets and deferred taxes; changes in the terms of the Company’s proprietary credit card program; potential increase in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors; inflation; deflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a data security breach or system failure; the ability to reduce or control SG&A expenses; the incurrence of unplanned capital expenditures; the ability to obtain financing for working capital, capital expenditures and general corporate purpose; the impact of new regulatory requirements including the Credit Card Accountability Responsibility and Disclosure Act of 2009 and the Health Care Reform Act; the inability or limitations on the Company’s ability to favorably adjust the valuation allowance on deferred tax assets; and the financial condition of mall operators. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.

Note 1: As used in this release, EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, including amortization of lease-related interests, and the loss on the extinguishment of debt. EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). However, we present EBITDA in this release because we consider it to be an important supplemental measure of our performance and because it is frequently used by securities analysts, investors and other interested parties to evaluate the performance of companies in our industry and by some investors to determine a company’s ability to service or incur debt. In addition, our management uses EBITDA internally to compare the profitability of our stores. EBITDA is not calculated in the same manner by all companies and, accordingly, is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA should not be assessed in isolation from or construed as a substitute for net income or cash flows from operations, which are prepared in accordance with GAAP. EBITDA is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP. A reconciliation of net income to EBITDA is provided in the financial schedules accompanying this release.

Note 2: As used in this release, cash flow reflects the forecasted net income, plus depreciation and amortization, amortization of lease-related interests, and non-cash financing expense, less capital expenditures.

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)	April 30,	January 29,
(Unaudited)	2011	2011
Assets
Current assets:
Cash and cash equivalents	$13,596	$16,339
Merchandise inventories	703,845	682,324
Prepaid expenses and other current assets	63,537	78,418
Total current assets	780,978	777,081
Property, fixtures and equipment at cost, net of accumulated depreciation and amortization of $681,281 and $657,541 at April 30, 2011 and January 29, 2011, respectively	685,698	703,432
Deferred income taxes	9,232	9,587
Intangible assets, net of accumulated amortization of $48,342 and $46,245 at April 30, 2011 and January 29, 2011, respectively	127,982	130,080
Other long-term assets	33,432	36,059
Total assets	$1,637,322	$1,656,239
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$197,494	$175,249
Accrued payroll and benefits	32,808	45,769
Accrued expenses	145,577	167,204
Current maturities of long-term debt	7,060	6,978
Current maturities of obligations under capital leases	5,773	5,825
Deferred income taxes	12,774	12,709
Income taxes payable	503	137
Total current liabilities	401,989	413,871
Long-term debt, less current maturities	891,751	856,687
Obligations under capital leases, less current maturities	59,708	61,043
Other long-term liabilities	138,475	141,286
Total liabilities	1,491,923	1,472,887
Shareholders' equity:
Preferred Stock - authorized 5,000,000 shares at $0.01 par value; no shares issued	-	-
Common Stock - authorized 40,000,000 shares at $0.01 par value; issued shares of 17,080,959 and 16,520,859 at April 30, 2011 and January 29, 2011, respectively	171	165
Class A Common Stock - authorized 20,000,000 shares at $0.01 par value; issued and outstanding shares of 2,951,490 at April 30, 2011 and January 29, 2011	30	30
Treasury stock, at cost - 337,800 shares at April 30, 2011 and January 29, 2011	(1,387)	(1,387)
Additional paid-in-capital	151,352	153,331
Accumulated other comprehensive loss	(35,543)	(36,498)
Retained earnings	30,776	67,711
Total shareholders' equity	145,399	183,352
Total liabilities and shareholders' equity	$1,637,322	$1,656,239

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	THIRTEEN
	WEEKS ENDED
(In thousands except per share data)	April 30,	May 1,
(Unaudited)	2011	2010

Net sales	$649,881	$661,373
Other income	14,600	13,838
	664,481	675,211

Costs and expenses:
Costs of merchandise sold	419,267	414,340
Selling, general and administrative	222,039	227,913
Depreciation and amortization	24,513	26,224
Amortization of lease-related interests	1,195	1,146
(Loss) income from operations	(2,533)	5,588
Interest expense, net	23,305	28,513
Loss on extinguishment of debt	9,450	-

Loss before income taxes	(35,288)	(22,925)
Income tax provision	700	617

Net loss	$(35,988)	$(23,542)

Basic loss per share	$(2.01)	$(1.33)

Diluted loss per share	$(2.01)	$(1.33)

Other financial data:
EBITDA (1)	$23,175	$32,958

(1) EBITDA Reconciliation

The following table reconciles net loss to EBITDA for the period indicated:

	THIRTEEN
	WEEKS ENDED
(In thousands)	April 30,	May 1,
(Unaudited)	2011	2010

Net loss	$(35,988)	$(23,542)
Adjustments:
Income tax provision	700	617
Loss on extinguishment of debt	9,450	-
Interest expense, net	23,305	28,513
Depreciation and amortization	24,513	26,224
Amortization of lease-related interests	1,195	1,146

EBITDA	$23,175	$32,958

CONTACT:
The Bon-Ton Stores, Inc.
Mary Kerr, 717-751-3071
Vice President
Investor and Public Relations
mkerr@bonton.com